UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  July 20, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 24, 2012, Miller Energy Resources, Inc. notified the New York Stock Exchange (“NYSE”) that we were aware of our noncompliance with Section 301A.01 of NYSE Listed Company Manual which requires that a company have a majority of independent directors on its board of directors.  As reported below, following Mr. Gross’ resignation from our Board of Directors, and the Board’s composition became four independent directors and four non-independent directors. Accordingly, NYSE Regulation has advised us by letter dated July 25, 2012 that we are below compliance. If we do not restore an independent majority to our Board of Directors by August 1, 2012, our ticker symbol will marked as below compliance, and we will be listed on the NYSE’s website as below compliance, and remain so marked until we cure the deficiency.

We expect to add a new independent director to our Board prior to August 1, 2012.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 20, 2012, Mr. Jonathan S. Gross resigned as a member of our Board of Directors. Mr. Gross, who had served as a member of our Board of Directors since April 2010, cited his desire to focus on his consulting business as his reason for resigning his office with our company. There was no disagreement between us and Mr. Gross on any matter that caused his resignation. Mr. Gross had served on our Nominating and Corporate Governance Committee and our Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: July 26, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer